                                                                    EXHIBIT 99.1



                       HUNTINGTON BANCSHARES INCORPORATED
                  QUARTERLY RATIOS OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

                                                                 2003                               2002
                                                                --------------------------------------------------------------------
(in thousands of dollars)                                        FIRST        FOURTH         THIRD          SECOND         FIRST
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS:
  Income before taxes                                           $120,855     $ 99,081       $124,797       $101,094      $217,847
  Add: Fixed charges, excluding interest on deposits              41,478       44,623         41,144         39,902        44,119
------------------------------------------------------------------------------------------------------------------------------------
  Earnings available for fixed charges,
   excluding interest on deposits                                162,333      143,704        165,941        140,996       261,966
  Add: Interest on deposits                                       80,817       89,434         95,629         94,865       109,967
------------------------------------------------------------------------------------------------------------------------------------
  Earnings available for fixed charges,
   including interest on deposits                               $243,150     $233,138       $261,570       $235,861      $371,933
====================================================================================================================================

FIXED CHARGES:
  Interest expense, excluding
   interest on deposits                                           38,545       41,757         38,265         37,063        40,803
  Interest factor in net rental expense                            2,933        2,866          2,879          2,839         3,316
------------------------------------------------------------------------------------------------------------------------------------
  Total fixed charges, excluding
   interest on deposits                                           41,478       44,623         41,144         39,902        44,119
  Add: Interest on deposits                                       80,817       89,434         95,629         94,865       109,967
------------------------------------------------------------------------------------------------------------------------------------
  Total fixed charges, including
   interest on deposits                                         $122,295     $134,057       $136,773       $134,767      $154,086
====================================================================================================================================

RATIO OF EARNINGS TO FIXED CHARGES
  Excluding  interest on deposits                                   3.91  X      3.22  X        4.03  X        3.53 X        5.94 X
  Including interest on deposits                                    1.99  X      1.74  X        1.91  X        1.75 X        2.41 X